Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-263914, 333-274200, and 333- 270705 on Form S-8 and Registration Statement No. 333-262438 on Form S-3 of our report dated September 26, 2024, relating to the financial statements of Sonder Holdings Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California
September 26, 2024